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                                                                   EXHIBIT 10.16


                               October 17, 1996



James Ciccarelli
3025 South Parker Road
Suite 1000
Aurora, CO  80014

Dear Jim:

     This letter (the "Agreement"), effective as of August 1, 1996, sets forth the terms and conditions of your part-time employment with Birner Dental Management Services, Inc. ("BDMS") and your service as a director of BDMS.

Service as a Director
---------------------

     You have agreed to serve as a director of BDMS for a term commencing with your election to the Board of Directors of BDMS and continuing until August 1, 1998. You have agreed to resign as a director of BDMS on August 1, 1998 unless prior to that time you and BDMS have agreed that you should continue to serve as a director.

Part-time Employment
--------------------

     You will report directly to, and be subject to the direction and control of Fred Birner, Chief Executive Officer of BDMS. You will provide such managerial advice and services as requested by him for one day per week during the term of this Agreement. Your part-time employment hereunder shall terminate on August 1, 1998, unless you and BDMS agree in writing to extend that date. Beginning in January 1997 you will be paid a gross compensation of $2,500 per month. You will not be included in any employee medical, dental, health, retirement, insurance or other employee benefit plans and programs, including paid vacation, now existing or hereafter adopted by BDMS for the benefit of any group of its executive officers or for the general benefit of its employees.

Stock Options
-------------

     You will receive options to acquire 45,000 shares of BDMS Common Stock at an exercise price of $3.50 per share, pursuant to the Birner Dental Management Services, Inc. 1995 Employee Stock Option Plan ("Employee Plan"). 22,500 options will vest and become exercisable on August 1, 1997, if you are still employed by BDMS hereunder and are serving as a


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James Ciccarelli
October 17, 1996
Page Two


member of its Board of Directors; options for the remaining 22,500 shares will vest and become exercisable on August 1, 1998 if you have continued to be employed by BDMS hereunder and have served as a director of BDMS until that date. If you resign as a director of BDMS prior to August 1, 1997, none of your options will be vested and thus will be forfeited. If you resign as a director of BDMS after August 1, 1997 but prior to August 1, 1998, all options other than those which become vested and exercisable on August 1, 1997 will be forfeited. If a "Change of Control" as defined in the Employee Plan occurs while you are still serving as a director of BDMS, all of your unvested options will vest and become exercisable. If your employment with BDMS or your service as a director of BDMS is terminated by BDMS prior to August 1, 1998, your options will vest and become exercisable in the ratio of the number of months or portions of a month in which you have been an employee and have served as a director of BDMS hereunder, compared to a total of 24 months. Thus, if your employment is terminated by BDMS on May 1, 1997, your options will become vested at the rate of 9/24th of the total options of 16,875 shares. BDMS acknowledges for purposes of determining the vesting of your options, you commenced work for BDMS on August 1, 1996. All of the other terms and conditions of your options will be in accordance with the terms and conditions of the Employee Plan.

Confidentiality
---------------

     Both during and after you cease to be employed by BDMS or serve as a director of BDMS, you agree to preserve and protect the confidentiality of all confidential information concerning the practices of BDMS that is not generally known and is of considerable importance to BDMS, including, without limitation, costs, profits, patients' names and dental records, and any other data and information, whether or not of a similar nature (the "Proprietary Information"). You acknowledge that your relationship to BDMS with respect to the Proprietary Information is fiduciary in nature, and you agree not to make use of the Proprietary Information obtained in the course of your employment by BDMS and service as a director of BDMS hereunder. You agree to maintain the terms of the Management Agreements, the Employment Agreements and other agreements to which BDMS or its affiliated Perfect Teeth Dental Centers are parties and all of the Proprietary Information in confidence and shall not disclose the same to any person not employed by BDMS at any time, either during or after your employment by BDMS of service as a director of BDMS, or use such information or the Proprietary Information in connection with your employment by or investment in a third party. This restriction shall not apply to information which (a) is or becomes generally available to or known by the public (other than as the result of an unpermitted disclosure directly or indirectly made by you or your representatives, or advisors; (b) is or becomes available to you on a non-confidential basis from a source other than BDMS or its affiliates, advisors, agents or representatives (a "furnishing party"), provided that such furnishing party is not and was not bound by a Confidentiality Agreement with or other obligation of secrecy to BDMS of which you have knowledge; or (c)

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James Ciccarelli
October 17, 1996
Page Three


has already been or is hereafter independently acquired or developed by you without violating any Confidentiality Agreement with or other obligation of secrecy to BDMS or the furnishing party.

Termination
-----------

     The Board of Directors of BDMS may terminate your employment hereunder without cause by written notice to you. In the event of such termination, BDMS shall pay your salary to the effective date of such termination and your options shall be vested as provided above. Your employment with BDMS shall terminate by reason of your death. Any amounts then due to you but not yet paid to you, shall be promptly paid to your estate. If your employment hereunder is terminated by BDMS, you agree to resign as a director of BDMS upon the request of BDMS.

Governing Law
-------------

     This Agreement will be governed by and construed in accordance with the laws of the State of Colorado without regard to its conflicts of laws, principles or rules.

     If the foregoing correctly sets forth our agreement with respect to your part-time employment by BDMS and your service as a director of BDMS, please sing one copy of this letter in the space provided below and return it to us.

                         Very truly yours,

                         BIRNER DENTAL MANAGEMENT SERVICES, INC.



                         By: ___________________________________________
                              Fred Birner
                              Chief Executive Officer


Accepted and agreed to this
______ day of October, 1996.



_____________________________
James Ciccarelli


                                       3
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                               September __, 1997

James Ciccarelli
3025 South Parker Road
Suite 1000
Aurora, CO 80014

Dear Jim:

     This letter agreement (the "Agreement"), effective as of September 1, 1997, amends the letter agreement dated October 17, 1996 between Birner Dental Management Services, Inc. (the "Company") and you (the "Prior Agreement"). The Prior Agreement set forth, among other things, the terms and conditions for your provision of managerial advice and services to the Company on a part-time basis. All such provisions relating to your provision of managerial advice and services are hereby terminated effective as of September 1, 1997, including the Company's obligation to compensate you for such services.

     Moreover, you hereby agree to forfeit your right to acquire 18,000 shares of the warrant to purchase 20,000 shares of Common Stock that was issued to you on July 15, 1997 (the "Warrant") for the purpose of providing additional compensation to you for such services. You agree to surrender the Warrant to the Company for cancellation, and the Company agrees to issue to you a new warrant to purchase 2,000 shares, dated as of July 15, 1997, representing the shares pursuant to the Warrant that are not being forfeited.

     In addition, you and the Company agree that the reference in the Prior Agreement to certain options to be granted to you to acquire 45,000 shares of the Company's Common Stock should have been a reference to a warrant to purchase 45,000 shares of the Company's Common Stock, which warrant was previously delivered to you and is dated as of August 1, 1996. All terms and conditions set forth in the Prior Agreement relating to this warrant to purchase 45,000 shares of the Company's Common Stock shall remain in full force and effect.

     All other terms and conditions set forth in the Prior Agreement shall also remain in full force and effect.


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     If the foregoing correctly sets forth our agreement, please sign one copy of this Agreement in the space provided below and return it to us.

                                Very Truly Yours,


                                BIRNER DENTAL MANAGEMENT SERVICES, INC.

                                By:_____________________________
                                     Fred Birner
                                     Chief Executive Officer

Accepted and agreed to this
___ day of September, 1997

____________________________
James Ciccarelli